EXHIBIT 99.1

Predictive Oncology Reports Financial Results for Quarter Ended March 31, 2021 and Provides Business Update

MINNEAPOLIS, May 12, 2021 (GLOBE NEWSWIRE) -- Predictive Oncology Inc. (Nasdaq: POAI), a knowledge-driven company focused on applying artificial intelligence (“AI”) to personalized medicine and drug discovery, today reported financial results for the quarter ended March 31, 2021 and provided an update on business activities.

Q1 2021 Highlights:

  Net proceeds of $35.6 million from Private Placement, Registered Direct Offerings, and warrant exercises contributing to a cash and cash equivalents balance of $27.3 million on March 31, 2021 compared to $3.1 million for the same period in 2020.
  Total Stockholders’ Equity increased to $35.5 million from $2.6 million on December 31, 2020.
  Strengthened balance sheet by repayment in full of outstanding debt incurred in 2018 through 2020.
  Introduced J. Melville Engle, current chairman of the Board, as the Company’s new Chief Executive Officer.
  Signed contract with a large pharmaceutical company through subsidiary Soluble Biotech, to use Soluble Biotech’s proprietary protein formulation technology to improve the solubility and stability of a protein therapeutic destined for future clinical use.
  Initiated in-house drug repurposing project, focused on ovarian cancer, using subsidiary Helomics’ proprietary AI-driven, patient centric discovery platform (PeDAL™) to rapidly and cost-effectively profile panels of existing drugs against hundreds of patient cell lines, delivering both proof data for the PeDAL approach and valuable IP for the Company.
  Researchers from Helomics completed key sequencing milestones for ovarian cancer to help build AI-driven models of the disease.

J. Melville Engle, the Company’s Chief Executive Officer, remarked, “The combination of equity transactions and retirement of our outstanding debt has brought substantially increased value to our shareholders this quarter, as total Stockholder’s Equity increased by nearly $33 million. The Company’s subsidiaries continue to create value for the Company in addition to compelling value propositions for our growing customer base as well.

“Soluble Biotech’s contract with a large pharmaceutical company will allow the use of Soluble’s proprietary protein formulation technology to improve the solubility and stability of a protein therapeutic destined for future clinical use, which may also lead to strategic partnerships for other therapeutics currently being developed by the pharma company.

“Following the integration of Quantitative Medicine’s novel active-learning Computational Research Engine (CoRE™) with Helomics’ proprietary TumorSpace™ knowledgebase of 150,000 tumor drug response profiles and the TruTumor™ patient primary tumor cell line assay, Helomics can now offer a revolutionary new AI-driven patient-centric drug discovery service to pharmaceutical companies which we believe will ultimately translate into lowered costs and enhanced ‘speed-to-patient’ for new therapies. Helomics also completed key sequencing milestones for ovarian cancer to help build AI-driven models of the disease, helping to further extend the Company’s clinical offering as it helps oncologists to individualize patient therapy.

“Subsidiary TumorGenesis’ products aided researchers at a top-tier laboratory in Massachusetts to capture, culture, and identify how ovarian cancer cells ‘break through’ the protective lining in the abdomen, a valuable contribution in the understanding of how these cells migrate outside the abdominal cavity. The results of this research could represent several billion dollars in future revenue for biotech and pharma companies, underscoring the value of TumorGenesis’s services and product lines to our customers.

“We are pleased with the direction the Company and its subsidiaries are moving, as we work to achieve our vision of leveraging our databases and Intellectual Property to fill the unmet market need of pharmaceutical companies to deliver more targeted approaches to therapy, increasing our value to these companies while all working together to improve patient outcomes.”

Q1 2021 Financial results

The Company recorded revenue of $280,317 for the quarter, compared to $294,943 for the same quarter in 2020. However, we also had fewer expenses, resulting in a loss per share of $0.11, compared to a loss of $0.93 in 2020. During the three months ended March 31, 2021 and 2020, all revenue was derived from the Skyline Medical business except for $1,989 and $15,130 in Helomics revenues, respectively and $14,075 during the three months ended March 31, 2021 in the Soluble reportable segment.

The gross profit margin was approximately 65% in the three months ended March 31, 2021 compared to 69% in the prior year. Our margins decreased in the current year as costs were higher, which more than offset the revenue earned in the current period.

Our (G&A) expenses increased by $442,301 for the three months ended March 31, 2021 compared to 2020. The increase was primarily due to an increase of severance and share-based compensation associated with the retirement of our previous CEO, increased depreciation due to newly acquired assets placed in service during the first quarter of 2021 and increased audit and related fees. However, these increases were offset by declines in expenses related to share-based compensation for awards made in 2020 and other share-based payments as well as lower franchise taxes.

Operations expenses increased by $26,059 to $574,812 in the three months ended March 31, 2021 compared to 2020. The increase was primarily due to higher costs related to staff and higher AI computing costs.

The Company continues to decrease sales and marketing expenses, dropping $149,768 to $114,641 in the three months ended March 31, 2021. Such expenses related almost exclusively to the Skyline Medical business. The decrease in 2021 was a direct result of the strategic decision focus on the precision medicine business and reduce the emphasis on expenditures in the Skyline Medical business.

Net cash used in operating activities was $3,322,091 for the quarter, compared with net cash used of $2,972,981 in the first quarter of 2019, which increase was primarily due to the increase in cash used for working capital and the additional costs related to the Helomics and Soluble Biotech business. Cash flows used in investing activities were $393,121 for the three months ended March 31, 2021 and cash flows used in investing activities was $32,510 for the three months ended March 31, 2020, respectively.

Net cash provided by financing activities was $30,336,287 and $5,910,903 for the three months ended March 31, 2021 and March 31, 2020, respectively. The cash provided in the three months ended March 31, 2021 was primarily due to proceeds from the issuance of common stock and warrant exercises and issuances related to various transactions, and proceeds from the issuance of common stock pursuant to the Company’s existing equity line agreement, all of which are discussed in the Company’s 10-Q filing with the Securities and Exchange Commission.

About Predictive Oncology Inc.

Predictive Oncology (NASDAQ: POAI) operates through three segments (Skyline, Helomics and Soluble Biotech), which contain four subsidiaries: Helomics, TumorGenesis, Skyline Medical and Soluble Biotech.

Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. TumorGenesis Inc. specializes in media that help cancer cells grow and retain their DNA/RNA and proteomic signatures, providing researchers with a tool to expand and study cancer cell types found in tumors of the blood and organ systems of all mammals, including humans. Skyline Medical markets its patented and FDA cleared STREAMWAY System, which automates the collection, measurement and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. Soluble Biotech is a provider of soluble and stable formulations for proteins including vaccines, antibodies, large and small proteins and protein complexes.

Forward-Looking Statements:
Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2021	December 31, 2020
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash	$27,299,407	$678,332
Accounts Receivable	264,928	256,878
Inventories	292,824	289,535
Prepaid Expense and Other Assets	344,921	289,490
Total Current Assets	28,202,080	1,514,235

Fixed Assets, net	3,975,453	3,822,700
Intangibles, net	3,316,489	3,398,101
Lease Right-of-Use Assets	1,229,773	1,395,351
Other Long-Term Assets	116,257	116,257
Goodwill	2,813,792	2,813,792
Total Assets	$39,653,844	$13,060,436

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$1,027,000	$1,372,070
Notes Payable – Net of Discounts of $0 and $244,830	-	4,431,925
Accrued Expenses	1,277,943	2,588,047
Derivative Liability	198,711	294,382
Deferred Revenue	154,195	53,028
Lease Liability	603,054	597,469
Total Current Liabilities	3,260,903	9,336,921

Lease Liability – Net of current portion	684,756	845,129
Other long-term liabilities	163,098	235,705
Total Liabilities	4,108,757	10,417,755

Stockholders’ Equity:
Preferred Stock, 20,000,000 authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 and 79,246 shares outstanding	792	792
Common Stock, $.01 par value, 100,000,000 shares authorized, 48,794,320 and 19,401,787 outstanding	487,944	198,048
Additional paid-in capital	147,328,172	110,826,949
Accumulated Deficit	(112,271,821)	(108,383,108)

Total Stockholders' Equity	35,545,087	2,642,681

Total Liabilities and Stockholders' Equity	$39,653,844	$13,060,436

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$280,317	$294,943
Cost of goods sold	97,758	92,657
Gross margin	182,559	202,286
General and administrative expense	3,270,777	2,828,476
Operations expense	574,812	548,753
Sales and marketing expense	114,641	264,409
Total operating loss	(3,777,671)	(3,439,352)
Other income	28,259	3
Other expense	(234,972)	(1,117,075)
Gain on derivative instruments	95,671	27,107
Net loss	$(3,888,713)	$(4,529,317)

Loss per common share - basic and diluted	$(0.11)	$(0.93)

Weighted average shares used in computation - basic and diluted	36,513,300	4,866,328

Investor Relations Contact:

Landon Capital
Keith Pinder
(404) 995-6671
kpinder@landoncapital.net